UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. 1 )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

NETLIST, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

EXPLANATORY NOTE

On July 24, 2025, Netlist, Inc. (the “Company”) filed its Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) for the Company's 2025 Annual Meeting of Stockholders with the Securities and Exchange Commission. The Proxy Statement was filed in connection with the Company’s 2025 Annual Meeting of Stockholders to be held on September 9, 2025 (the “Annual Meeting”). This supplement to the Proxy Statement is being filed to amend and supplement certain information in the Proxy Statement. Other than the changes described in this supplement, no other changes have been made to the Proxy Statement, and the Proxy Statement continues to be in full force and effect as originally prepared and continues to seek the vote of Company Stockholders for the proposals to be voted on at the Annual Meeting. Capitalized terms used but not otherwise defined in this supplement have the meanings ascribed to them in the Proxy Statement.

This supplement should be read together with the Proxy Statement, which should be read in its entirety, as the Proxy Statement contains important additional information about the Annual Meeting.

NETLIST, INC.
111 Academy Drive, #100
Irvine, California 92617
(949) 435-0025

SUPPLEMENT NO. 1 TO PROXY STATEMENT
FOR
2025 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON Tuesday, SEPTEMBER 9, 2025

This Proxy Statement Supplement (the “Supplement”) supplements and amends the original definitive proxy statement of Netlist, Inc. (the “Company”, “we”, or “our”), dated July 24, 2025 (the “Proxy Statement”) for the Company's 2025 Annual Meeting of Stockholders (the “Annual Meeting”) to amend and supplement certain information in the Proxy Statement. As previously disclosed in the Proxy Statement, the Annual Meeting will be held on September 9, 2025 at 10:00 a.m., Pacific Time, or any adjournment thereof, at the UCI Research Park, Olive Room, 5301 California, Irvine, California 92617.

The Supplement should be read in conjunction with the Proxy Statement, which should be read in its entirety and is available free of charge on the SEC’s website at www.sec.gov. Page number references below are to page numbers in the Proxy Statement, and capitalized terms used but not defined herein have the meanings set forth in the Proxy Statement. Underlined text shows text being added to a referenced disclosure in the Proxy Statement, and strikethrough text shows text being removed from a referenced disclosure in the Proxy Statement.

Proxies already received will continue to be voted as instructed unless otherwise revoked or changed by a subsequent proxy.

EXCEPT AS DESCRIBED IN THIS SUPPLEMENT, THE INFORMATION PROVIDED IN THE PROXY STATEMENT REMAINS UNCHANGED. TO THE EXTENT THAT INFORMATION IN THIS SUPPLEMENT DIFFERS FROM OR UPDATES INFORMATION CONTAINED IN THE PROXY STATEMENT, THE INFORMATION IN THIS SUPPLEMENT IS MORE CURRENT. THE PROXY STATEMENT CONTAINS ADDITIONAL INFORMATION. THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

The disclosure on page 7 of the Proxy Statement is hereby supplemented by amending and restating the section “Security Ownership of Certain Beneficial Owners and Management” as follows to revise the description and number of shares beneficially owned by our President, Chief Executive Officer and Director, Chun K. Hong:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth information regarding the ownership of our common stock, as of July 9, 2025 (the “Table Date”) unless otherwise indicated in the footnotes to the table, by (i) all persons known by us to beneficially own more than 5% of our common stock, (ii) each of our current directors and director nominees, (iii) each of our named executive officers, and (iv) all of our directors and executive officers as a group. We know of no agreements among our stockholders that relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of our Company. Beneficial ownership is determined in accordance with applicable SEC rules and generally reflects sole and shared voting or investment power over securities. Under these rules, a person is deemed to be the beneficial owner of securities the person has the right to acquire as of or within 60 days after the Table Date, upon the exercise of outstanding stock options or warrants, the conversion of outstanding convertible notes, or the exercise or conversion of any other derivative securities affording the person the right to acquire shares of our common stock. As a result, each person’s percentage ownership set forth in the table below is determined by assuming that all outstanding stock options, warrants or other derivative securities held by such person that are exercisable or convertible as of or within 60 days after the Table Date have been exercised or converted. Except in cases where community property laws apply or as indicated in the footnotes to the table, we believe each person named below possesses sole voting and investment power over all shares of common stock shown as beneficially owned by such person. Unless otherwise indicated, the address for each person named below is c/o Netlist, Inc., 111 Academy, Suite 100, Irvine, CA 92617.

	Shares
	Beneficially
Name of Beneficial Owner	Owned	Percent of Class(1)
Chun K. Hong(2)	14,852,793~~11,353,559~~	4.99~~3.9~~%
Gail Sasaki(3)	189,368	*
Blake Welcher(4)	75,000	*
Jun Cho(5)	80,000	*
All executive officers and directors as a group (4 persons)(6)	15,197,161~~11,697,927~~	5.11~~4.0~~%

*	Represents beneficial ownership of less than 1%.

(1)	All ownership percentages are based on 292,451,926 shares of our common stock outstanding as of the Table Date.

(2)	Represents (i) 1,600,000 shares of common stock issuable upon the exercise of stock options that are or will be vested and exercisable within 60 days after the Table Date, (ii) 9,653,559 outstanding shares of common stock, of which 3,611,177 shares are held by Mr. Hong and his wife, Won K. Cha, as co-trustees of the Hong-Cha Community Property Trust. Mr. Hong and Ms. Cha possess shared voting and investment power over the shares of common stock held by the Hong-Cha Community Property Trust, and each disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein, ~~and~~ (iii) 100,000 restricted stock units (“RSUs”) that are scheduled to vest within 60 days after the Table Date, and (iv) 3,499,234 shares of common stock underlying warrants exercisable within 60 days after the Table Date. The warrants held by Mr. Hong do not allow for an exercise that would result in the holder of such warrants (together with his affiliates, any “group” or any other persons whose beneficial ownership could be aggregated with the holder) beneficially owning more than 4.99% of the number of shares of common stock of the Company outstanding immediately following such exercise. As a result, 5,072,196 shares of common stock underlying these warrants are not included in the shares beneficially owned by Mr. Hong in this table.

(3)	Represents (i) 25,000 RSUs that are scheduled to vest within 60 days after the Table Date and (ii) 164,368 outstanding shares of common stock.

(4)	Represents 75,000 outstanding shares of common stock.

(5)	Represents 80,000 outstanding shares of common stock.

(6)	Represents (i) 1,600,000 shares of common stock issuable upon the exercise of stock options that are or will be vested and exercisable within 60 days after the Table Date, (ii) 9,972,927 outstanding shares of common stock, ~~and~~ (iii) 125,000 RSUs that are scheduled to vest within 60 days after the Table Date, and (iv) 3,499,234 shares of common stock underlying warrants exercisable within 60 days after the Table Date.

The disclosure on page 23 of the Proxy Statement is hereby supplemented by amending and restating the section “Certain Relationships and Related Person Transactions” as follows to add disclosure regarding Mr. Hong’s purchase of securities in a recently completed public offering and the revised related party transaction policy of the Company:

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions

Except as described below and except for employment arrangements and compensation for Board service, which are described in “Director Compensation,” since December 30, 2023, there has not been, nor is there currently proposed, any transaction or series of transactions in which our Company was or is to be a participant, in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for our last two completed fiscal years, and in which any director, officer or beneficial owner of more than 5% of our common stock, or member of any such person’s immediate family, had or will have a direct or indirect material interest.

On June 24, 2025, we entered into a Securities Purchase Agreement with certain investors, including Chun K. Hong, our President, Chief Executive Officer and Director (collectively, the “Purchasers”), pursuant to which we agreed to issue and sell to the Purchasers in a registered offering (the “2025 Offering”) (i) 17,142,860 shares of our common stock, and (ii) Common Stock Purchase Warrants (the “2025 Warrants”) to purchase up to an aggregate of 34,285,720 shares of our common stock, at a combined purchase price of $0.70 per share and accompanying 2025 Warrant. The 2025 Offering closed on June 25, 2025. The 2025 Offering resulted in aggregate gross proceeds to the Company of approximately $12.0 million and net proceeds to the Company, after deducting placement agent fees and offering costs, of approximately $11.3 million. Mr. Hong purchased, on the same terms as the other Purchasers and for an aggregate purchase price of approximately $3.0 million, (i) 4,285,715 shares of our common stock in the 2025 Offering and (ii) 2025 Warrants to purchase up to 8,571,430 shares of our common stock. The 2025 Offering, including Mr. Hong’s participation, was approved by the Audit Committee of the Board pursuant to applicable law and the Company’s related party transaction policy.

Our Executive Vice President of Sales and Operations (formerly, our Vice President of Netlist Base and Commodity Sales), Paik K. Hong, is the brother of Chun K. Hong~~, our President, Chief Executive Officer and Director~~. For fiscal year 2024, Mr. P. K. Hong earned a cash salary of $250,000. He received $1,400 for weekly fitness training and $3,000 for matching contributions for a savings plan that qualifies as a defined contribution plan under Section 401(k) of the Code. He was also granted 100,000 shares of RSUs with the grant date fair value of $133,000 measured in accordance with ASC 718. For fiscal year 2023, Mr. P. K. Hong earned a cash salary of $233,334. He received $14,950 for weekly fitness training and $3,000 for matching contributions for a savings plan that qualifies as a defined contribution plan under Section 401(k) of the Code. He was also granted 50,000 shares of RSUs with the grant date fair value of $182,500 measured in accordance with ASC 718. The grant date fair value was determined using the fair value of the underlying shares of our common stock.

We have entered into indemnification agreements with each of our directors and executive officers. In general, these agreements require us to indemnify each such individual to the fullest extent permitted under Delaware law against certain liabilities that may arise by reason of their service for us, and to advance expenses incurred as a result of any such proceeding as to which any such individual could be indemnified.

Policies and Procedures for Review and Approval of Related Person Transactions

The Audit Committee of our Board of Directors is responsible for reviewing and approving in advance any transactions with a related party in accordance with our related party transaction policy. We have adopted a written policy that requires all transactions between us and any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related persons, as defined in Item 404 of Regulation S-K, or their affiliates, in which the amount involved exceeds ~~is equal to or greater than~~ the lesser of $120,000 or 1% of the average of our total assets at year-end for our last two completed fiscal years, be approved in advance by our Audit Committee ~~Board~~. Any request for such a transaction must first be presented to the Audit Committee ~~Board~~ for review, consideration and approval. In approving or rejecting any such proposal, the Audit Committee ~~Board~~ is to consider the relevant facts and circumstances available and deemed relevant to the Audit Committee ~~Board~~, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances. ~~To the extent any such transactions arise between the Board and our Company, we will seek stockholder approval.~~

The disclosure on page 24 of the Proxy Statement is hereby supplemented by amending and restating the section “Proposal No. 1 – Election of Directors” as follows to disclose the prior board service and qualifications of Blake Welcher and Jun Cho:

Proposal No. 1 - Election of Directors

Our Board of Directors has nominated each of Chun K. Hong, Blake Welcher, and Jun Cho for re-election as our directors at the Annual Meeting. If elected, they will each serve until the 2026 Annual Meeting of Stockholders and until his respective successor is duly elected or appointed and qualified or until his earlier resignation or removal.

The director nominees named in this Proxy Statement has consented to being named as a nominee and has agreed to serve as a director, if elected. The persons named as proxies in the accompanying proxy card will vote the shares covered by any properly submitted proxy card for the election of each of the director nominees named in this Proxy Statement, unless the proxy card indicates otherwise. The accompanying proxy card contains a discretionary grant of authority with respect to this proposal, so that if one or more of the named director nominees becomes unable or unwilling to serve, the persons named as proxies may vote for the election of any substitute nominees that our Board of Directors may propose. However, the persons named as proxies may not vote for a greater number of persons than the total number of directors to be elected at the Annual Meeting, which is one.

There is no arrangement or understanding between our directors or director nominees and any other person or persons pursuant to which any such individual was or is to be selected as a director or director nominee of the Company. There are no family relationships between our directors, director nominees or executive officers.

Director Nominees

Chun K. Hong, 64, is one of the founders of Netlist and has been our President and Chief Executive Officer and a director since our inception in June 2000. Mr. Hong assumed the title of Chairman of the Board of Directors in January 2004 and became the sole member of the Board of Directors in August 2020. Prior to his tenure at Netlist, Mr. Hong had served in various other executive positions including President and Chief Operating Officer of Infinilink Corporation, a DSL equipment company; as Executive Vice President of Viking Components, Inc., a memory subsystems manufacturing company; and as General Manager of Sales at LG Semicon Co., Ltd., a public semiconductor manufacturing company in South Korea. Mr. Hong received his Bachelor of Science degree in economics from Virginia Commonwealth University and his Master of Science degree in technology management from Pepperdine University’s Graduate School of Management. As one of our founders and as our Chief Executive Officer, Mr. Hong brings to the Board extensive knowledge of our organization and our market, which we believe qualifies him to serve as a member of our Board.

Blake Welcher, 63, currently serves as a Strategic Board Member of Curbit since April 2020. He also served as Chief Legal Officer of Revolution Prep LLC, from February 2021 to August 2022, and as Vice President, General Counsel of PSI Servies LLC. Prior to this, he had a long tenure at DTS, Inc. As Executive VP, Legal & Licensing, General Counsel, and Corporate Secretary, he oversaw the company’s global legal and licensing operations, corporate governance and risk management. Mr. Welcher previously served as a member of our Board from August 2013 to August 2020. Mr. Welcher holds a Juris Doctorate and Masters of Intellectual Property degree from Franklin Pierce Law Center and is a U.S. licensed Patent Attorney. He received his undergraduate degree from California Polytechnic State University at San Luis Obispo. We believe Mr. Welcher’s extensive legal and licensing experience and corporate governance expertise qualifies him to serve as a member of our Board.

Jun Cho, 64, most recently served as Vice President and General Counsel for the India Asia Pacific Region for Stellantis NV, from April 1998 to June 2023, where he led initiatives in technology licensing, product distribution, M&A transactions and joint ventures, from Beijing, Shanghai and Auburn Hills. Prior to that, he specialized in international financing and corporate transactions working for Debevoise & Plimpton in New York, Kim & Chang in Seoul, Korea and Arnold & Porter in Washington D.C. Mr. Cho previously served as a member of our Board from November 2014 to August 2020. Mr. Cho holds a Juris Doctorate degree from the New York University School of Law and is admitted to the bar in the state of New York and in Washington D.C. He received his undergraduate degree from the College of William and Mary. We believe Mr. Cho’s experience leading initiatives for Stellantis NV and his prior experience as counsel specializing in international financing and corporate transactions qualifies him to be a member of our Board.

Unless authority to vote for the nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election of each of Chun K. Hong, Blake Welcher, and Jun Cho as director. In the event that a nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in such nominee’s place. We have no reason to believe that any of the nominees will be unable or unwilling to serve as a director.

A plurality of the votes cast “FOR” the nominees at the Annual Meeting is required to elect the nominees as directors.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF CHUN K. HONG, BLAKE WELCHER, AND JUN CHO AS DIRECTORS, AND PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.